Exhibit 99.1

Accenture Names Ellyn Shook Chief Human Resources Officer,
Succeeding Jill B. Smart

NEW YORK; Jan. 14, 2014 – Accenture (NYSE: ACN) today announced the appointment of Ellyn Shook as chief human resources officer, effective March 1, 2014.  She succeeds Jill B. Smart, who will step down after serving as chief human resources officer for the past nine years. Ms. Smart will retire from Accenture on Aug. 31, 2014.

Ms. Shook, 50, is currently senior managing director–Human Resources and head of Accenture’s Human Resources Centers of Expertise, leading the company’s human resources strategies and programs globally. She is responsible for the company’s talent strategy, including career and performance management, employee engagement, retention and total rewards.  In addition, she leads the human resources teams responsible for the company’s operating groups and growth platforms. In her new position, Ms. Shook will join the company’s Global Management Committee.

“I want to thank Jill Smart for the significant contribution she has made as chief human resources officer to our growth and success,” said Chairman and CEO Pierre Nanterme.  “Under her leadership, we nearly tripled our workforce from 100,000 to approximately 281,000, increasing our presence in key geographic markets around the world.  Jill led the transformation of our Human Resources function to support this rapid growth.  During her 33-year career with our company, she has held a number of leadership roles, including chief learning officer, and also served clients in our consulting business across a range of industries.  It has been my privilege to work with Jill on our senior leadership team, and it is a testament to her commitment to stewardship that we have a terrific candidate for her successor.

“I am delighted that Ellyn Shook will become our new chief human resources officer, one of Accenture’s most critical executive roles,” said Mr. Nanterme.  “She has distinguished herself in a number of leadership positions within Human Resources over her 25-year career, and has played a key role in nearly every major transformation we have made as a company, including designing and implementing our executive compensation strategies and equity programs. It has been my pleasure to work with Ellyn for many years, and I am confident that she has the depth of knowledge and experience to take the reins of our Human Resources function moving forward.”

Until her retirement from Accenture, Ms. Smart will continue to be actively involved in several key client relationships she has developed over the years, and also continue to represent Accenture in a number of human resources-related forums.

About Accenture
Accenture is a global management consulting, technology services and outsourcing company, with approximately 281,000 people serving clients in more than 120 countries.  Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments.  The company generated net revenues of US$28.6 billion for the fiscal year ended Aug. 31, 2013.  Its home page is www.accenture.com.

# # #

Stacey Jones
Accenture
+1 (917) 452-6561
Stacey.Jones@accenture.com